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Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Prentiss Properties Trust on Form S-3 (File Nos. 333-38079, 333-49295, 333-49433, and 333-60785) and Form S-8 (File No. 333-20329) of our reports dated
(i) February 5, 1999 on our audits of the consolidated and combined financial statements of Prentiss Properties Trust and (ii) February 5, 1999 on our audit of the financial statement schedule of Prentiss Properties Trust, which reports are included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Financial and Operating Data."



PricewaterhouseCoopers LLP


Dallas, Texas
March 24, 1999